Exhibit 10.9

Leasing agreement

Landlord:	Viewtran Technology (Shenzhen) Ltd. Hereafter referred to as Party A
Tenant:	Comtech Communication Technology (Shenzhen) Company Limited.
Hereafter referred to as Party B

After negotiations, both parties have agreed to the following rental terms.

1.	Party B will rent the office space consisting of 354 square meters located at Suite B, 15th Floor, FayiDa Building, Science Park Shenzhen, China from Part A at RMB80 per square meter per month or RMB28,320 per month in total. Such rental payment shall include the association fee, 10 phone lines, and the right to use Party A’s conference room.

2.	Rental Period

a)	The total rental period is 12 months starting from April 1, 2005 to March 31, 2006.

b)	Party A has right to terminate the contract if

i.	Party B rents out the space to another party without Party A’s advance consent;

ii.	Party B uses the rental space to conduct illegal activities; or

iii.	Party B has not paid for rent for more than 3 months.

c)	At the end of the rental period, Party B has priority rights to continuously rent this space.

3.	Rental Payment and Related Tax

Before the 15th day of each month, Party A should receive a monthly rental payment of RMB28,320 from Party B upon providing proper receipts. In each billing cycle (every three months), Party A will provide Party B with an invoice indicating the total rental payments.

4.	Maintenance

Party A will be responsible for all the maintenance according to the maintenance standards provided by Construction Bureau section 87-13.

When Party A conducts maintenance or repairs, Party B needs to actively assist Party A’s normal maintenance activities.

a)	All maintenance costs should be paid by Party A.

b)	In a situation where Party B has paid for any repair or maintenance upon Party A’s advance consent, Party A shall reimburse Party B the exact amount that Party B has used in such maintenance and repair activities upon receiving proper receipts.

c)	With Party A’s prior consent, Party B may decorate the rental space if such activities will not damage the structure and / or the outlook of the rental space.

d)	Both parties may discuss the ownership and / or compensation for the space that was decorated by Party B.

5.	Changes

a)	Party A needs to inform Party B regarding the expiration of the contract. Party B has priority rights to rent under the same terms and conditions.

b)	Party B requires Party A’s consent in order to pass the rental rights and obligations to a third party.

6.	Breach of Contract

a)	If Party A cannot provide the rental space as stated in sections 1 and / or 2, Party A shall pay party B one month rent as compensation for the damage.

b)	Party B can reject any payments, commissions, and/or fees other than the rental payment stated in this contract requested by Party A.

7.	Indemnification

a)	If the rental space is damaged by a force of nature, neither party shall be responsible.

b)	Both parties will not be responsible if the rental space is included in a government reconstruction program.

8.	Disputes

Both parties may solve disputes that are not stated in this contract through negotiation, arbitration or litigation.

9.	Other

Both parties may resolve unstated issues through negotiation.

Party A:	/s/ Viewtran Technology (Shenzhen) Ltd.	Date:	April 1, 2005
Viewtran Technology (Shenzhen) Ltd.

Party B:	/s/ Comtech Communication Technology (Shenzhen) Company Limited	Date:	April 1, 2005
Comtech Communication Technology (Shenzhen) Company Limited